Exhibit 10.14

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), by and between Arxis, Inc., a Delaware corporation (the “Company”), and Jennifer Allen (the “Executive”), is made as of April 6, 2026 (the “Effective Date”). Defined terms used herein and not otherwise defined in their context have the meanings set forth in Section 9.

WHEREAS, the Company, or the applicable subsidiary or affiliate of the Company employing the Executive (the “Employer”), desires to employ the Executive, and the Executive is willing to be employed by the Company or the Employer, on the terms and conditions hereinafter set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1. Employment at will. The Executive and the Company understand and agree that the Executive is an employee at-will, and that the Executive may resign, or the Company may terminate the Executive’s employment, at any time and for any or for no reason. Nothing in this Agreement shall be construed to alter the at-will nature of the Executive’s employment, nor shall anything in this Agreement be construed as providing the Executive with a definite term of employment. The period during which the Executive is employed with the Company, the Employer and their respective subsidiaries and affiliates (together, the “Company Group”) shall be referred to herein as the “Employment Term”.

2. Position.

(a) The Executive shall be employed as the Chief Legal Officer and Secretary of the Company and the Employer. In this capacity, the Executive shall report to the Chief Executive Officer of the Company and shall have such duties and responsibilities as are consistent with such position of persons in similar capacities and as may be assigned to the Executive from time to time by the Chief Executive Officer or his or her designee.

(b) During the Employment Term, the Executive shall devote all of the Executive’s business time and best efforts to the performance of the Executive’s duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise that would conflict with the rendition of the Executive’s services hereunder either directly or indirectly. It is acknowledged, however, that the Executive (i) may serve on the board of directors of for-profit companies but only with the prior written approval of the Board of Directors of the Company (the “Board”) or on the board of directors or trustees for charitable or not for profit entities as approved by the Board, (ii) may engage in other civic, charitable and trade association activities, and (iii) manage the Executive’s passive personal investments, in each case, so long as such activities do not violate Section 6 of this Agreement, do not conflict with or violate the Company’s policies, including conflict of interest policies, and do not interfere with the performance of the Executive’s duties for the Company Group.

3. Compensation and Benefits.

(a) Base Salary. During the Employment Term, the Company shall pay the Executive an annual base salary (the “Base Salary”) at an annual rate of $450,000, less applicable withholdings and deductions, payable in regular installments in accordance with the Company’s or the Employer’s usual payment practices and subject to annual review by the Board or the compensation committee of the Board (the “Compensation Committee”).

(b) Bonuses. During the Employment Term, for each fiscal year during which the Executive is employed by the Company Group, the Executive will be eligible for an annual bonus (the “Annual Bonus”) pursuant to the Company’s annual bonus plan applicable to similarly situated senior executives of the Company, as in effect from time to time (the “Bonus Plan”). The Executive’s target annual bonus opportunity shall be equal to 50% of Base Salary (the “Target Bonus”). The actual amount of the Annual Bonus shall be determined based on achievement of individual and/or corporate performance criteria established by the Board or the Compensation Committee. The Annual Bonus, if any, earned for any fiscal year shall be paid, less applicable withholdings and deductions, in cash as soon as practicable following the completion of the Company’s fiscal year, subject to the Executive’s continued employment with the Company Group through the payment date.

(c) Equity Grants. Beginning in the first full fiscal year during which the Company is a publicly traded company, the Executive will be eligible to receive equity incentive awards pursuant to the terms of the Arxis, Inc. 2026 Omnibus Incentive Plan, or any other equity incentive plan established by the Company or any of its affiliates from time to time (the “Omnibus Incentive Plan”), and the applicable form of award agreement thereunder. Subject to the terms of the Omnibus Incentive Plan, the equity awards (including the form of award, value of award and vesting terms) will be awarded at the discretion of the Board or the Compensation Committee.

(d) Employee Benefits. During the Employment Term, the Executive will be eligible to participate in employee benefit plans of the Company Group (including with respect to vacation and paid time off) consistent with other similarly situated senior executives of the Company, subject to the applicable eligibility and other terms of the plans, which the Company Group may modify or terminate at any time.

(e) Business Expenses. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive shall be reimbursed in accordance with the Company Group’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term and in connection with the performance of the Executive’s duties hereunder.

(f) Clawback Provision. Notwithstanding any other provisions in this Agreement to the contrary, any compensation paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company Group will be subject to recovery pursuant to any law, government regulation, or stock exchange listing requirement, including, without limitation, pursuant to the Arxis, Inc. Compensation Recoupment Policy (as it may be amended from time to time) or any other policy of the Company required to be adopted pursuant to such law, government regulation, or stock exchange listing requirement.

4. Termination of Employment.

(a) General. Upon a termination of the Executive’s employment with the Company Group for any reason, the Executive (or the Executive’s estate) shall be entitled to receive the sum of (i) the Executive’s Base Salary through the date of termination not theretofore paid; (ii) any unpaid expense reimbursements owed to the Executive pursuant to this Agreement; (iii) any accrued vacation pay calculated through the date of termination owed to the Executive pursuant to the Company Group’s vacation policies; and (iv) any amounts and rights arising from the Executive’s participation in, or benefits under, any Company Group employee benefit plans, programs or arrangements, which amounts and rights shall be payable or provided in accordance with the terms and conditions of such employee benefit plans, programs and arrangements (collectively, the “Accrued Obligations”). Other than as set forth in Sections 4(b) or (c) of this Agreement, upon a termination of employment, the Executive shall solely be eligible to receive the Accrued Obligations and will have no other right to any payments or benefits in connection with his or her termination of employment.

(b) Termination due to death or Disability. If the Executive’s employment terminates due to the Executive’s death or Disability, then, subject to the Executive’s (or the Executive’s estate’s) execution and non-revocation of a Release in accordance with Section 8 below, in addition to the Accrued Obligations, the Executive shall be entitled to receive payment of any accrued but unpaid Annual Bonus for any fiscal year of the Company which ended prior to the date of termination, payable when the Company would otherwise have paid such Annual Bonus pursuant to Section 3(b) above in the year following the year of termination (the “Prior Year Bonus”).

(c) Termination by the Company without Cause or Resignation by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, then, subject to the Executive’s execution and non-revocation of a Release in accordance with Section 8 below and continued compliance with all Restrictive Covenants, in addition to the Accrued Obligations, the Executive shall be entitled to receive the following payments and benefits (collectively, the “Severance”): (i) the Prior Year Bonus, (ii) an amount equal to 12 months of Executive’s then-current Base Salary, (iii) a prorated portion of the Annual Bonus for the year in which the termination date occurs based on the achievement of actual performance pursuant to Section 3(b) above, payable at the same time annual bonuses are generally paid to similarly situated senior executives of the Company in the year following the year of termination, and (iv) reimbursement of COBRA premiums until the earlier of 12 months post termination or the date on which the Executive obtains other employment that offers group health benefits.

(d) Resignation from All Positions. On termination of the Executive’s employment hereunder for any reason, the Executive shall immediately resign from any and all positions or committees that the Executive holds or is a member of with the Company Group, including as an officer or director and shall, in the absence of further action, be deemed to have so resigned from all such positions.

5. Section 280G. If any amounts payable under this Agreement or under any other agreement, plan or arrangement applicable to the Executive (including, for the avoidance of doubt, the value of any acceleration of vesting of equity awards held by the Executive), either alone or together with any other payments which the Executive is entitled to receive from the Company or any affiliate thereof or otherwise, would constitute an “excess parachute payment” as defined in Section 280G of the Code, such payments shall be reduced to the largest amount (the “Reduced Amount”) that will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that if it is determined that the net after-tax amounts the Executive would receive without any such reduction (the “Unreduced Amounts”), after taking into account both income taxes and any excise tax imposed under Section 4999 of the Code is greater than the net after-tax amount of the Reduced Amount, the Executive will instead receive the Unreduced Amounts. Any such reduction in payments and benefits shall be applied first against the latest scheduled cash payments; then current cash payments; then any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value; then any equity or equity derivatives included under Section 280G of the Code at an accelerated value (and not at full value) shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and finally any other non-cash benefits will be reduced. Any determinations pursuant to this Section 5 shall be made by the Board or Compensation Committee.

6. Restrictive Covenants.

(a) Non-Disclosure.

(i) The Executive acknowledges that the Company Group continually develops Confidential Information, that the Executive may develop Confidential Information for the Company Group and that the Executive may learn of Confidential Information during the course of his employment. Subject to the Employee Protections (as defined below), the Executive agrees to comply with the policies and procedures of the Company Group for protecting Confidential Information and agrees and covenants to (A) treat all Confidential Information as strictly confidential and (B) not (except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) disclose publicly or to any third party, whether during or at any time after the Executive’s employment with the Company, any Confidential Information unless such information has been previously disclosed to the public by the Company or has become public knowledge through no direct or indirect fault of the Executive or any person acting on the Executive’s behalf.

(ii) Subject to the Employee Protections, the Executive agrees that, upon a termination of the Executive’s employment with the Company Group for any reason, the Executive shall return to the Company immediately all documents, memoranda, books, papers, plans, information, records, letters and all property or other data, and all copies thereof or therefrom, in any way relating to the business of the Company Group, whether or not prepared by the Executive. The Executive further agrees that the Executive shall not retain or use for the Executive’s account at any time any tradenames, trademark or other proprietary business designation used or owned in connection with the business of the Company Group. For the avoidance of doubt, the Executive understands that the Executive’s obligations under this Agreement with regard to Confidential Information commences immediately on the Executive’s first having access to such Confidential Information (including during employment with the Company Group prior to the Effective Date) and shall continue during and after the Executive’s employment with the Company Group until such time as such Confidential Information has become public knowledge other than as a result of the direct or indirect fault of the Executive or any person acting on the Executive’s behalf.

(iii) The Executive agrees that the Executive shall promptly disclose to the Company all Proprietary Information. All Proprietary Information shall be the sole and exclusive property of the Company Group. The Executive acknowledges that, by reason of being employed by the Company Group at the relevant times, to the extent permitted by law, all Proprietary Information shall be deemed a “work made for hire” (as defined in the Copyright Act of 1976 (17 U.S.C. § 101) and other similar applicable laws), and are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company Group, for no additional consideration, the Executive’s entire right, title and interest in and to all Proprietary Information, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. To the extent permissible under applicable law, the Executive hereby waives and agrees never to assert any rights that the Executive may have to claim authorship of a work, to object to or prevent the modification or destruction of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar rights existing under the applicable law of any jurisdiction. The Executive’s obligation to the Company Group relative to the disclosure of Proprietary Information shall continue beyond termination of the Executive’s employment, and the Executive shall, at the Company’s expense, give the Company all assistance it reasonably requires to apply for, obtain, perfect, record, protect and use its right to Proprietary Information.

(iv) Subject to the Employee Protections, the terms and conditions of this Agreement shall remain strictly confidential, and the Executive hereby agrees not to disclose the terms and conditions hereof to any Person, other than (A) immediate family members, legal advisors, personal tax or financial advisors, or prospective future employers (it being understood that disclosure with respect to such employers shall be solely for the purpose of disclosing the limitations on the Executive’s conduct imposed by the provisions of this Section 6) who, in each case, agree to keep such information confidential, or (B) in circumstances where an employer may not restrict an executive’s ability to disclose such terms and conditions of employment as a matter of applicable law.

(v) Without limiting the generality of the foregoing, nothing in this Agreement or otherwise precludes or otherwise limits the Executive’s ability to (A) communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company, or (B) disclose information which is required to be disclosed by applicable law, regulation, or order or requirement (including without limitation, by deposition, interrogatory, requests for documents, subpoena, civil investigative demand or similar process) of courts, administrative agencies, the SEC, any Government Agency or self-regulatory organizations. The Company may not retaliate against the Executive for any of these activities.

(vi) Pursuant to the Defend Trade Secrets Act of 2016, the Executive and the Company acknowledge and agree that the Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, and without limiting the preceding sentence, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and may use the trade secret information in the court proceeding, if the Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order. The provisions set forth in Sections 6(a)(vi) and (vii) of this Agreement are collectively referred to as the “Employee Protections”.

(b) Non-Disparagement. Subject to the Employee Protections, the Executive agrees that at no time during the Executive’s employment with the Company Group or any time thereafter, shall the Executive make, or cause or assist any other person or entity to make, any statement or other communication to any third party, reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/internet format or any other medium) which disparages, impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company Group or any of its directors, officers, shareholders or employees.

(c) Non-Competition and Non-Solicitation. While employed by the Company and for 24 months after termination of the Executive’s employment for any reason (the “Restricted Period”), the Executive agrees not to, directly or indirectly, in the United States or elsewhere where the any member of the Company Group (as defined below) is engaged in business, on such person’s own behalf or on the behalf of another (including as a shareholder, member, partner, joint venturer or investor of another person):

(i) engage in, own, control, advise, manage, serve as a director, officer or employee of, act as a consultant to or contractor or other agent for, receive any economic benefit from or exert any influence upon, any business or activity that competes, directly or indirectly, with the business of the Company Group (a “Competitive Business”);

(ii) solicit, divert or attempt to solicit or divert any person who as of the date of the Executive’s termination of employment is or was, within the one-year period prior to such date, a customer, client, supplier or other business relationship of any member of the Company Group, or within the one-year period prior to such date, was solicited to become a customer, client, supplier or other business relationship of any member of the Company Group (each, a “Company Customer”), for the purpose of attempting to persuade any such Company Customer to cease to do business or to reduce the amount of business which any such Company Customer has customarily done or contemplates doing with any member of the Company Group; or

(iii) hire, employ, engage or solicit for employment or services any officer, employee or consultant of any member of the Company Group as of the date of termination of the Executive’s employment or at any time in the 12 months prior to the Executive’s termination of employment, in each case until the date that is 12 months after the date on which such officer, employee or consultant ceases to be employed by any member of the Company Group, or encourage or induce any such individual to leave his or her employment or service relationship with any member of the Company Group; provided that the term “solicit for employment or services” as used in this clause (iv) shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise.

(d) Reformation; Specific Performance.

(i) If any provision of this Section 6 is determined by a court of competent jurisdiction in any state that any restriction is excessive in duration or scope or is determined to be unreasonable or unenforceable in the manner set forth in this Agreement or otherwise under applicable law, the Company and the Executive agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties.

(ii) The Executive acknowledges that a material part of the inducement for the Company to provide the compensation and benefits provided herein are the Executive’s covenants set forth in this Section 6, that such covenants relate to special, unique and extraordinary matters, and that a violation of any of such covenants will cause the Company Group irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that, if the Executive breaches any of such covenants during or following termination of the Executive’s employment, the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post a bond) restraining the Executive from committing any violation of such covenants, and the Company shall have no further obligations to pay the Executive any compensation or benefits otherwise payable hereunder. The remedies in the preceding sentence are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as an arbitrator (or court) reasonably determines. For the avoidance of doubt, the obligations contained in this Section 6 (and any enforcement related provisions thereto) shall survive termination or expiration of the Employment Term or any other member of the Company Group and shall be fully enforceable thereafter in accordance with the terms of the applicable Section.

7. Cooperation. Following the end of the Employment Term and the Executive’s termination of employment, the Executive shall provide the Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Executive’s employment hereunder.

8. Release. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Obligations shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims (the “Release”) in favor of the Company in the form provided to the Executive by the Company at the time that the Executive’s employment terminates. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Executive’s termination of employment. The Company’s obligation to make any Severance payment provided herein shall be subject to set-off, counterclaim, or recoupment of amounts owed by the Executive to any member of the Company Group under this Agreement or otherwise.

9. Definitions.

(a) “Disability” has the meaning set forth in the Omnibus Incentive Plan.

(b) “Cause” means, the occurrence of any of the following acts by the Executive: (i) conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, embezzlement, dishonesty, theft, or fraud with respect to any member of the Company Group or any customers, suppliers or other material business relations of the Company Group; (ii) willful failure or inability (other than a willful failure or inability to perform on account of death or Disability) to perform duties or obligations as reasonably directed by the Company continuing beyond 14 days’ prior written notice of such willful failure; (iii) any act or omission aiding or abetting a competitor, supplier or customer of the Company Group to the disadvantage or detriment of the Company Group; (iv) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs at the workplace or other conduct causing the Company Group substantial public disgrace or disrepute or economic harm; (v) breach or violation of any applicable sexual harassment or workplace relationship policy of the Company Group; (vi) breach of any fiduciary duty, gross negligence or willful misconduct with respect to the Company Group; (vii) discrimination or harassment by the Executive based on race, sex, national origin, religion, gender identity, disability, age, or any other protected status which, after investigation, counsel to the Company reasonably concludes has or could adversely affect the business or reputation of the Company Group in any respect; (viii) the violation in any material respect of any material written plan or policy of the Company Group and such violation is not cured (but only to the extent such violation is curable) to the Company’s reasonable satisfaction within 14 days after written notice thereof to the Executive; (ix) any breach by the Executive of any noncompetition, nonsolicitation, nondisparagement and/or nondisclosure obligations to which the Executive is subject; or (x) any other material breach by the Executive of this Agreement or any other written agreement between the Executive, on the one hand, and a member of the Company Group or an affiliate thereof, in each case which is not cured (but only to the extent such breach is curable) to the General Partner’s reasonable satisfaction within 14 days after written notice thereof to the Executive.

(c) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and Treasury guidance promulgated thereunder.

(d) “Confidential Information” means any information pertaining to the business and operations of any member of the Company Group that is not generally available to the public and that is used, developed, or obtained by any member of the Company Group in connection with its business, including any Proprietary Information and (a) financial information and projections, (b) business strategies, (c) products or services, (d) fees, costs and pricing structures, (e) designs, (f) analysis, (g) drawings, photographs and reports, (h) computer software, including operating systems, applications and program listings, (i) flow charts, manuals and documentation, (j) data bases, (k) accounting and business methods, (l) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (m) patients, customers and clients and patient, customer or client lists, (n) copyrightable works, (o) all technology and trade secrets, and (p) all similar and related information in whatever form.

(e) “Good Reason” means, the Executive’s resignation from employment with the Company Group as a result of (i) a material reduction in the Executive’s Base Salary or Target Bonus, other than any reduction which does not exceed 10% of the Executive’s Base Salary or Target Bonus, as applicable, as of immediately prior to such reduction and which is applied consistently to other executives of the Company, (ii) a material breach by the Company of this Agreement, (iii) a significant diminution in the Executive’s authorities, duties or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law and excluding any change resulting from a change in reporting structure in connection with the Company’s business becoming a subsidiary or division of a larger enterprise) or (iv) any requirement that the Executive relocate his or her primary residence by more than fifty (50) miles from its then-current location; provided, however, that the above shall constitute Good Reason only if (x) the Executive notifies the Company in writing of the matters constituting such Good Reason within 20 days of their occurrence, (y) the Company fails to cure such matters within 20 days following its receipt of such written notice and (z) the Executive resigns within 20 days of such failure to cure.

(f) “Proprietary Information” means any and all information, inventions, discoveries, concepts, works, materials, processes, methods, data, software, programs, apparatus, designs, patents, trademarks, service marks, trade names, trade dress, logos, domain names, copyrights, mask works, trade secrets, know-how and all other intellectual property and proprietary rights recognized by any applicable law of any jurisdiction (and all registrations and applications for registration of, and all goodwill associated with, any of the foregoing) generated, conceived or first reduced to practice by the Executive alone or in conjunction with others, during or after working hours, while in the employ or while rendering services to any member of the Company Group or prior to commencing employment with any member of the Company Group.

(g) “Restrictive Covenants” means the covenants set forth in Section 6 of this Agreement and any other confidentiality, non-disparagement, non-competition, non-solicitation or similar restrictive covenants in any agreement entered into between the Executive and a Company Group member.

(h) “Section 409A” shall mean Section 409A of the Code and the rules and regulations promulgated thereunder.

10. Code Section 409A.

(a) This Agreement is intended to meet the requirements of Section 409A with respect to amounts subject thereto and shall be interpreted and construed consistent with that intent. If any provision of this Agreement would subject the Executive to any additional tax or interest under Section 409A, then the Company and the Executive agree to negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Section 409A; provided that no such amendment shall increase the total compensation expense of the Company under this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary:

(i) if, at the time of termination of the Executive’s employment hereunder, the Executive is deemed to be a “specified employee” of the Company within the meaning of Section 409A, then (x) only to the extent necessary to comply with the requirements of Section 409A, any payments to which the Executive is entitled under this Agreement in connection with such termination that are subject to Section 409A (and not otherwise exempt from its application) that constitute “nonqualified deferred compensation” for purposes of Section 409A shall be withheld until the first business day of the seventh month following the date of such termination (the “Delayed Payment Date”), (y) on the Delayed Payment Date, the Executive shall receive a lump sum payment in an amount equal to the aggregate amount of such payments that otherwise would have been made to the Executive prior to the Delayed Payment Date and (z) following the Delayed Payment Date, the Executive shall receive the payments otherwise due to the Executive accordance with the payment terms and schedule set forth herein;

(ii) with respect to a payment of “nonqualified deferred compensation” (as defined in Section 409A) triggered by a termination of employment, a termination of employment shall be deemed not to have occurred until such time as the Executive incurs a “separation from service” with the Company in accordance with Section 409A;

(iii) for purposes of Section 409A, each payment in a series of installment payments provided under this Agreement shall be treated as a separate payment; and

(iv) no expenses eligible for reimbursement, or in-kind benefits provided, to the Executive under this Agreement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A of the Code, and no such right to reimbursement or in-kind benefits shall be subject to liquidation or exchange for any other benefit.

11. Representations.

(a) The Executive represents and warrants to the Company that the Executive is free to enter into this Agreement, and that the Executive has no prior or other commitments or obligations of any kind to anyone else or any entity that would hinder or interfere with the Executive’s acceptance of the Executive’s obligations hereunder or the exercise of the Executive’s best efforts in the performance of the Executive’s duties hereunder.

(b) Prior to the execution of this Agreement, the Executive was advised by the Company of the Executive’s right to seek independent advice from an attorney of the Executive’s own selection regarding this Agreement. The Executive acknowledges that the Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Executive further represents that in entering into this Agreement, the Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that the Executive is relying only upon the Executive’s own judgment and any advice provided by the Executive’s attorney.

12. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Delaware. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the services of the Executive to the Company Group in all capacities and supersedes any and all prior understandings, agreements or correspondence between the Executive and the Company or any of its affiliates, including, but not limited to, any offer letters, employment term sheets, incentive equity term sheets and employment agreements previously entered into by and between the Company or any of its affiliates and the Executive. This Agreement may not be altered, modified or amended except by written instrument signed by the parties.

(c) No Waiver. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist on strict adherence to that term or any other term of this Agreement.

(d) Severability. If any of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties and their respective heirs, executives, personal and legal representatives, successors and assigns. Any provision of this Agreement that by its terms requires performance after the Term expires shall survive the expiration of the Term in accordance with the terms of such provision. The Executive shall not have the right to assign the Executive’s interest in this Agreement, any rights under this Agreement or any duties imposed under this Agreement without the prior written consent of the Company. This Agreement may be assigned by the Company to any successor in interest to substantially all of the stock, assets or business operations of the Company.

(f) Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, by electronic mail, by overnight courier or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective address set forth below, except that notice of change of address shall be effective only on receipt. Notices shall be effective (i) upon delivery if by hand, (ii) on the date of transmission if by confirmed electronic mail, (iii) on the next business day if by overnight courier and (iv) on the third day after mailing if by mail.

If to the Executive, to the current address listed in the Company’s records.

If to the Company:

1332 Blue Hills Avenue

Bloomfield, CT 06002

Attention: Azad Badakhsh

Email: a.badakhsh@arxis.com

with a copy to:

Attention: Shane Tintle

Email: shane.tintle@davispolk.com

(g) Withholding Taxes. The Company or the Employer, as applicable, may withhold from any amounts payable under this Agreement any such federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation, as applicable.

(h) Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

Executive

/s/ Jennifer Allen
Jennifer Allen

Arxis, Inc.

By:	/s/ Azad Badakhsh
Name: Azad Badakhsh Title: Chief Financial Officer